CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 14, 2010

INFORMATION SYSTEMS ASSOCIATES, INC.

(Exact Name of Registrant as Specified in Charter)

Florida (State or Other Jurisdiction of Incorporation)	333-142429 (Commission File Number)	65-049317 (IRS Employer Identification No.)

1151 SW 30th Street, Suite E
Palm City, FL 34990
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: (772) 403-2992
_______________________________________________________________________________

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

o   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

o    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

o    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

o    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Director or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 14, 2010, the Company elected Mr. Adrian G. Goldfarb and Michael Reisert to the Company’s Board of Directors.

As compensation for there services as a director, Mr. Goldfarb and Mr. Reisert will each receive 100,000 shares of restricted common stock of Information Systems Associates for one year of service on the Company’s Board of Directors.  Mr. Goldfarb’s and Mr. Reisert’s biographical information is set forth below.

Mr. Goldfarb is presently the Chief Financial Officer of Ecosphere Technologies, a public company trading on the OTCBB.  Mr. Goldfarb has more than 25 years experience in a number of different technology companies including IBM and a Fujitsu subsidiary. In addition to extensive international experience in a variety of management roles, he served as General Manager for the European affiliate of The Weather Channel and was responsible for turning around its European operations after multiple years of losses under previous management. He has most recently been involved in the private equity space, both as a management consultant and investor and recently concluded the sale of one of those companies to a large European investment group. Mr. Goldfarb specializes in the turnaround and growth of emerging companies with a focus on strategic planning and prudent financial management.

From 1967 to 1992 Mr. Reisert worked for E.F Hutton, Shearson Hammill, Reynolds & co, Oppenheimer and Weatherly Securities in sales and management. In December of 1992 he started J. Michael Reisert, Inc. an Investment Banking Company and successfully raised over $50 million dollars for micro-cap companies.  In 2001 Mr. Reisert started JMR Capital a private investment fund for micro-cap companies and subsequently retired in June of 2008.  In 2009 he reentered the work force and he is presently working in sales for Bankers Life in Melbourne Florida.  Mr. Reisert graduated from the University of Notre Dame earning a degree in Business in 1966.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INFORMATION SYSTEMS ASSOCIATES, INC.

By: /s/ Joseph P. Coschera
President

Date: May 14, 2010